UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2017

CÜR MEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-183760	99-0375741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o CKR Law LLP 1330 Avenue of the Americas, 14th Floor New York, NY 10019
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 259-7300

N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, Thomas Brophy, the sole member of the Board of Directors (the (“Board”) of CÜR Media, Inc. (the “Company”), was appointed as the Company’s President, Chief Executive Officer, Interim Chief Financial Officer and Treasurer, to serve until his successor shall be duly appointed, unless he resigns, is removed from office, or is otherwise disqualified from serving as an officer of the Company. In addition, for Securities and Exchange Commission reporting purposes, Mr. Brophy was designated as the Company’s “Principal Executive Officer” and “Principal Financial Officer.”

Mr. Brophy has been serving in executive positions, and as a director, with the Company and its predecessor, Raditaz, LLC, since February 2009. Prior to that, he was involved in executive roles at various start-ups and growth companies since 1994. From November 2000 to September 2004, Mr. Brophy was the Chief Financial Officer of Interactive Search Holdings (“ISH”), where he helped build a search toolbar business that propelled ISH to be a leader in the industry. ISH was acquired by Ask Jeeves, and, subsequently, Ask Jeeves was acquired by Interactive Corp. Mr. Brophy started his career as an Accountant at Deloitte & Touche. Mr. Brophy graduated from the University of Connecticut in 1989 with a bachelor of science degree in accounting.

There are no other arrangements or understandings between Mr. Brophy and any other person pursuant to which he was appointed as an officer of ours. In addition, there are no family relationships between Mr. Brophy and any of the Company’s other officers or directors. At the time of his appointment, the Board ratified and reaffirmed Mr. Brophy’s existing employment agreement with the Company, dated January 28, 2014.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CÜR MEDIA, INC.

Date: November 6, 2017	By:	/s/ Thomas Brophy
	Name:	Thomas Brophy
	Title:	President

3